Exhibit 99.1

Tenneco Announces Governance Enhancements

Names Dennis J. Letham Lead Independent Director

Reconstitutes Board Committees and Names New Committee Chairpersons

LAKE FOREST, Ill., Feb. 28, 2020 — Tenneco Inc. (NYSE: TEN) today announced that its Board of Directors has named Dennis J. Letham as Lead Independent Director and appointed new chairpersons and reconstituted the membership of each Board committee. These changes, which will take effect on April 1, 2020, are part of the Company’s ongoing Board and governance refreshment process.

These changes follow the addition of three independent directors in the last year, including the February 5, 2020 addition of Charles K. Stevens III as the Board’s newest independent director. As previously announced, the Board intends to continue its refreshment process throughout the year.

“The actions we announced today will help to further enhance the Board’s independent oversight as we continue our ongoing Board refreshment process,” said Gregg M. Sherrill, Chairman of the Tenneco Board. “Dennis has been a strong voice in the boardroom, and we are confident that he will help ensure that our actions and decisions remain focused on the best interests of shareholders in his new role as Lead Independent Director. Given our work to refresh our Board with new, diverse directors, we also believe it is important to reconstitute our committees – which is consistent with best practices in corporate governance – to bring fresh perspectives, leadership and decision-making to the Board. We remain committed to taking actions to enhance our governance program and position the Board to achieve its objective of maximizing value for shareholders.”

Following the actions announced today, the composition of Tenneco’s Board committees will be as follows:

•	Nominating and Governance Committee: Jane L. Warner (Chair), Roger B. Porter, Charles K. Stevens III

•	Audit Committee: Thomas C. Freyman (Chair), Denise Gray, Dennis J. Letham, Jane L. Warner

•	Compensation Committee: James S. Metcalf (Chair), Thomas C. Freyman, Denise Gray, Charles K. Stevens III

About the Named Lead Independent Director and Committee Chairs (Effective April 1, 2020)

Dennis J. Letham, Lead Independent Director, has significant public company executive experience from his more than 35-year career, including serving as Executive Vice President and Chief Financial Officer of Anixter International Inc. from 1995 until his retirement in 2011. Mr. Letham currently serves as a director of Extra Space Storage Inc. Mr. Letham has gained a deep understanding of the operations and complex financials of large organizations undergoing transitions, making him uniquely qualified to serve as Lead Independent Director.

Jane L. Warner, Chair of the Nominating and Governance Committee, has over 20 years of automotive and manufacturing experience, having served as an executive at companies including Illinois Tool Works Inc. and General Motors Corporation. Ms. Warner also has significant board experience and has served on the boards of Brunswick Corporation, Regal Beloit Corporation and MeadWestvaco Corporation, giving her the relevant perspective to serve as the Chair of the Nominating and Governance Committee.

Thomas C. Freyman, Chair of the Audit Committee, is the former Chief Financial Officer of Abbott Laboratories and held various financial leadership positions during a period where Abbott executed a significant transformation and refocused its business portfolio. Prior to joining Abbott, Mr. Freyman was a certified public accountant at Ernst & Whinney. Mr. Freyman also serves on the Board of Directors of Allergan plc and Hanger, Inc. Given his background in public accounting and other qualifications, the Board has designated Mr. Freyman as an “audit committee financial expert.”

James S. Metcalf, Chair of the Compensation Committee, has substantial executive leadership and Board experience, having served in a number of roles at USG Corporation, including Chairman, Chief Executive Officer and President. Mr. Metcalf currently serves as Chief Executive Officer and Chairman of the Board of Directors for Cornerstone Building Brands. He previously served on the Board of Directors of Molex, where he served on the Board’s Compensation Committee. His broad experience in multiple areas within large publicly traded manufacturing companies gives him particular insight into strategic, operational and financial issues.

About Tenneco

Headquartered in Lake Forest, Illinois, Tenneco is one of the world’s leading designers, manufacturers and marketers of Aftermarket, Ride Performance, Clean Air and Powertrain products and technology solutions for diversified markets, including light vehicle, commercial truck, off-highway, industrial and the aftermarket, with 2019 revenue of $17.45 billion and approximately 78,000 employees worldwide. On October 1, 2018, Tenneco completed the acquisition of Federal-Mogul, a leading global supplier to original equipment manufacturers and the aftermarket. Additionally, the company expects to separate its businesses to form two independent companies, an Aftermarket and Ride Performance company as well as a Powertrain Technology company.

Safe Harbor

This release contains forward-looking statements. These forward-looking statements include, among others, statements relating to our strategies and plans to separate into two independent public companies. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements, including the possibility that Tenneco may not complete the separation of the Aftermarket & Ride Performance business from the Powertrain Technology business (or achieve some or all of the anticipated benefits of such a separation); the possibility that the separation may have an adverse impact on existing arrangements with Tenneco, including those related to transition, manufacturing and supply services and tax matters; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the risk that the benefits of the separation may not be fully realized or may take longer to realize than expected; the risk that the separation may not advance Tenneco’s business strategy; the potential diversion of Tenneco management’s attention resulting from the separation; as well as the risk factors and cautionary statements included in Tenneco’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the SEC. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Unless otherwise indicated, the forward-looking statements in this release are made as of the date of this communication, and, except as required by law, Tenneco does not undertake any obligation, and disclaims any obligation, to publicly disclose revisions or updates to any forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarter ended September 30, 2019.

Investor inquiries:

Linae Golla

847-482-5162

lgolla@tenneco.com

Rich Kwas

248-849-1340

rich.kwas@tenneco.com

Media inquiries:

Bill Dawson

847-482-5807

bdawson@tenneco.com